Exhibit 99.06

Pazoo Highlights Next Drop Down Menu, Pet Diets Concentrating on Raw Pet Food

Whippany NJ, April 3, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to report that it is time for www.pazoo.com to once again highlight one of the new drop down menus on the website.  This week’s highlight is our drop down menu item for Pet Diet, located at http://www.pazoo.com/category/pets/diet-pets/.

Pazoo prides itself on offering the most up to date and well-rounded information on the hottest topics in health and wellness for both people and their pets.  The topic of raw food in the pet industry, particularly for dogs, is a subject that has been hotly debated over the past year.  There are many pros and cons on the subject and you can find both sides of the argument on www.pazoo.com.  Currently there is a 5 part series of articles devoted exclusively to raw food pet diets and all five parts are posted and available for viewing on www.pazoo.com.

It is important to note that Pazoo will not take a position on this subject. Pazoo is committed to providing the most comprehensive health and wellness information anywhere on the web and is committed to presenting both sides of every story.  Our goal is to educate the public on these topics in a fair and balanced manner and let the reader decide what is best for their particular situation.  To learn more about raw food diets for pets, please visit http://www.pazoo.com/category/pets/diet-pets/.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.

Release Date: April 3, 2014